Exhibit 99.1

White Electronic Designs Third Quarter Fiscal 2004 Financial Update

PHOENIX, AZ. June 9, 2004 — White Electronic Designs Corporation (Nasdaq: WEDC) announced today that it expects net sales for the third fiscal quarter ending July 3, 2004 will be between $24 million and $25 million, as compared to $28.9 million in the second quarter of fiscal 2004.

As discussed in the quarterly conference call and in the Company’s Form 10-Q filing for the second quarter of fiscal 2004, sales of military microelectronic products for the third quarter of 2004 appear to have been affected by a shift in military spending by the United States Department of Defense from weapons and equipment procurement programs to spending in support of other military priorities. The Company expects that sales of military microelectronic products will be approximately $7 million in the third quarter of fiscal 2004, as compared to approximately $10 million of military microelectronic sales in each of the two most recent fiscal quarters of 2004.

Hamid Shokrgozar, president and CEO of White Electronic Designs, commented, “While military spending is currently being reallocated to support other military priorities, we believe this is a temporary situation. We estimate demand for weapons and technology equipment will resume at more normalized levels later this calendar year or early next year. In the meantime, we believe that our military microelectronic products sales will remain in the $7 million range for at least the next two quarters. We remain positive about the long-term growth potential of our military business and the future opportunities that we believe it will provide.”

The Company expects the shift in military spending to cause a meaningful reduction in net income for the third quarter. Management expects net income results for the third quarter to be approximately breakeven to a slight loss compared to $1.7 million, or $0.07 per diluted share, earned in the second quarter of fiscal 2004. The Company has begun implementing initiatives to reduce costs for all business units within the Company in response to lower sales expectations for military microelectronic products.

Mr. Shokrgozar continued, “With regards to our commercial market, we continue to make progress in expanding our business and have added a number of new customers. We are in the design stage on new programs with these customers that we expect will yield increased orders in the upcoming fiscal year. Overall, our backlog continues to be solid, in excess of $50 million, and we are optimistic as we look ahead.”

Conference Call

The Company will host a conference call scheduled for 9:00 a.m. ET, June 10, 2004. Interested parties can access the call by dialing 877-356-5706 or 706-643-0580 (international) or by accessing the web cast at www.wedc.com. A replay of the call will be available at (800) 642-1687 or (706) 645-9291 (international), access number 8066334, for 7 days following the call; and the web cast archive can be accessed at www.wedc.com.

About White Electronic Designs Corporation

White Electronic Designs Corporation designs, develops and manufactures innovative components and systems for high technology sectors in military, industrial, medical and commercial markets. White’s products include advanced semiconductor packaging of high-density memory products and state-of-the-art microelectronic multi-chip modules for military and defense industries and data and telecommunications markets; anti-tamper products for mission-critical semiconductor components in defense and secure commercial applications; enhanced and ruggedized high-legibility flat-panel displays for commercial, medical, defense and aerospace systems; digital keyboard and touch-screen operator-interface systems; and electromechanical assemblies for OEM’s in commercial and military markets. White is headquartered in Phoenix, Arizona, and has design and manufacturing centers in Arizona, Indiana, Ohio and Oregon. To learn more about White Electronic Designs Corporation’s business, as well as employment opportunities, visit our website, www.wedc.com.

Cautionary Statement

This press release contains forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. The words, “believe,” “expect,” “anticipate,” “estimate,” “will” and other similar statements of expectation identify forward-looking statements and include statements relating to our expectations regarding net sales for the Company overall and for military microelectronic products in the third quarter of 2004 and in the future; our belief that the shift in spending patterns by the United States Department of Defense is a temporary situation; our estimate that demand for weapons and technology equipment will resume at more normalized levels later; our belief that our military microelectronic products sales will remain in the $7 million range for at least the next two quarters; our belief in the long-term growth potential and future opportunities of our military business; our expectations of a significant reduction in net income, to approximately breakeven to a slight loss for the third quarter of fiscal 2004 as compared to the second quarter of fiscal 2004, and our expectations regarding increased orders of commercial businesses and overall optimistic outlook ahead. These forward-looking statements speak only as of the date the statement was made, are based upon management’s current expectations and beliefs, and are subject to a number of risks and uncertainties, some of which cannot be predicted or quantified, that could cause actual results to differ materially from those described in the forward-looking statements. In particular, the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: difficulties associated with successfully integrating White’s and IDS’s businesses and technologies, reductions in demand for the Company’s products, the loss of a significant customer, the inability to procure required components, any further downturn in the military microelectronic products and high technology data and telecommunications industries, reductions in military spending or changes in the acquisition requirements or priorities for military products, the inability to develop, introduce and sell new products or the inability to develop and implement new manufacturing technologies, the ability to locate appropriate acquisition candidates, negotiate an appropriate purchase price, and integrate into the Company the people, operations, and products from acquired businesses, and changes or restrictions in the practices, rules and regulations relating to sales in international markets.

Additionally, other factors that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements are included in Exhibit 99.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended April 3, 2004 and in the Company’s Annual Report on Form 10-K for the year ended September 27, 2003 under the heading “Business-Risk Factors.” You are cautioned not to place undue reliance on our forward-looking statements. We do not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this press release, or to reflect the occurrence of unanticipated events.